Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PC Connection, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	250,000(2)	$48.08(3)	$12,020,000(3)	0.0001102	$1,324.60
Total Offering Amounts					$12,020,000		$1,324.60
Total Fee Offsets							$0
Net Fee Due							$1,324.60

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 250,000 shares issuable under the PC Connection, Inc. 2020 Stock Incentive Plan, as amended.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock, $0.01 par value per share, as reported on the Nasdaq Global Select Market on July 31, 2023.